EXHIBIT 10.2
April 5, 2011
Brian McDonald
3 Hickory Drive
Medway, MA 02053
Dear Brian:
This letter is a supplement (“Supplement”) to the offer letter dated January 7, 2011, from ACL to you for the position of Vice President, Restructuring, beginning January 1, 2011 (the “Offer Letter”).
We are pleased to extend this supplemental offer for the position of Interim Chief Financial Officer (“ICFO”) of Commercial Barge Line Company, reporting to Mike Ryan, Chief Executive Officer. The position start date will be April 5, 2011. You will continue as ICFO until a Chief Financial Officer is elected by the Board of Directors (or you resign or are otherwise removed from the position), at which time you will return to the position of Vice President, Restructuring.
During your service as ICFO, your salary will be $300,000 annually. At the end of your service as ICFO, your compensation will revert to the terms set forth in the Offer Letter. You will also be eligible to participate in the Annual Incentive Plan for 2011 at a target rate of 50% of actual base earnings for the pro-rated period of your service with ACL. All terms of the Offer Letter not amended by this Supplement shall continue as set forth in the Offer Letter.
Please indicate your acceptance by signing in the space provided below and return to the Director of Human Resources.
Regards,
Michael P. Ryan
President and Chief Executive Officer
By signing below, I agree to accept the terms outlined herein. I understand and agree that this letter is provided for information purposes only and does not guarantee employment for any definite duration. I understand that my employment with the Company is at will and either party can terminate this relationship at any time with or without cause. I agree to provide at least two (2) weeks’ notice if I wish to terminate my employment. I acknowledge that this Supplement and the Offer Letter represent the entire agreement between myself and the Company and that no verbal or written agreements, promises or representations that are not specifically stated are or will be binding on the Company.

Brian McDonald Date

American Commercial Lines Inc.